Exhibit (8)(e)




                     STATE STREET RESEARCH SECURITIES TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690


                                 August 19, 1996




State Street Bank and
 Trust Company
225 Franklin Street
Boston, Massachusetts   02110

Gentlemen:

         This letter is to confirm to you that State Street Research Securities Trust (the "Trust") has created a new series of shares to be known as State Street Research Strategic Income Fund (the "Fund"), and that pursuant to paragraph 17 of the Custodian Contract dated as of May 16, 1994 between the Trust and you (the "Agreement"), the Trust desires to retain you to act as Custodian of the assets of the Fund as set forth in the Custodian Contract.

         Please indicate your acceptance of the above in accordance with the terms of the Agreement by signing this letter as indicated below.

         The term "State Street Research Securities Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement dated January 25, 1994 ("Master Trust Agreement") as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is

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expressly agreed, that each fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                               STATE STREET RESEARCH
                                               SECURITIES TRUST



                                               By: /s/ Francis J. McNamara, III
                                                   ----------------------------
                                                   Francis J. McNamara, III
                                                   Secretary

ACCEPTED AND AGREED TO:

STATE STREET BANK AND
 TRUST COMPANY



By: /s/ Timothy Panaro, Vice President
    --------------------------------------